Exhibit 2.5

CONFIDENTIAL TREATMENT REQUESTED BY BRUKER BIOSCIENCES CORPORATION

STOCK PURCHASE AGREEMENT

by and among

BRUKER AXS INC.,

and

KEYMASTER TECHNOLOGIES, INC.,

and

ALL OF THE SHAREHOLDERS OF KEYMASTER TECHNOLOGIES, INC.

Dated as of July 18, 2006

ii

Section 10.6	Amendments, Supplements, Etc.	39
Section 10.7	Applicable Law.	39
Section 10.8	Waiver of Jury Trial.	39
Section 10.9	Actions by Sellers.	39
Section 10.10	Execution in Counterparts.	40
Section 10.11	Attorney-in-Fact.	40
Section 10.12	Titles and Headings.	40
Section 10.13	Invalid Provisions.	40
Section 10.14	Publicity.	40
Section 10.15	Specific Performance.	40
Section 10.16	Construction.	40

Exhibits

Exhibit A—Indemnity Escrow Agreement

Exhibit B—List of Company Knowledge Individuals

Exhibit C—Sellers Representative Agreement

Exhibit F—FIRPTA Certificate

Exhibit G—Opinion

These exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant will furnish a copy of any omitted exhibit to the Securities and Exchange Commission supplementally upon request.

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 18, 2006 by and among Bruker AXS Inc., a Delaware corporation (“Purchaser”), KeyMaster Technologies, Inc. (the “Company”), a Delaware corporation, and Jules Kortenhorst, a resident of the Netherlands, Alessandra Mei Kortenhorst, a resident of the Netherlands, Jules Kiril Kortenhorst, a resident of the Netherlands, Winston Powell Kortenhorst, a resident of the Netherlands, Rainier George Kortenhorst, a resident of the Netherlands, David Ray McLemore, a resident of the State of  Texas, Claude Agnes Tobaly, a resident of France, Bobby Jay Tolan, a resident of Great Britain, Joseph Nicolosi, a resident of the State of New Jersey, Alan Devenish, a resident of the State of New Jersey, Bjorn Bergsten, a resident of the State of New Jersey, Bruce Kaiser, a resident of the State of Washington, James Abramson, a resident of the State of New Jersey, Lloyd Starks, a resident of the State of Georgia, J. Bart Heenan, a resident of the Commonwealth of Virginia, John Landefeld, a resident of the State of Washington, Advent Euro-Italian Direct Investment Program Limited Partnership, a Delaware limited partnership, Advent PGGM Global Limited Partnership, a Delaware limited partnership, Global Private Equity III Limited Partnership, a Delaware limited partnership, Global Private Equity III-A Limited Partnership, a Delaware limited partnership, Global Private Equity III-B Limited Partnership, a Delaware limited partnership, Global Private Equity III-C Limited Partnership, a Delaware limited partnership, Advent Global GECC III Limited Partnership, a Delaware limited partnership, Advent Partners Limited Partnership, a Delaware limited partnership, Advent Partners(NA) GPE III Limited Partnership, a Delaware limited partnership and Advent Partners GPE III Limited Partnership, a Delaware limited partnership (each a “Seller” and collectively, “Sellers”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding capital stock (the “Shares”) and options of the Company; and

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS AND DEFINED TERMS

(a)          As used in this Agreement, the following terms shall have the following meanings:

“Advent Sellers” shall mean individually and collectively Advent Euro-Italian Direct Investment Program Limited Partnership, a Delaware limited partnership, Advent PGGM Global Limited Partnership, a Delaware limited partnership, Global

Private Equity III Limited Partnership, a Delaware limited partnership, Global Private Equity III-A Limited Partnership, a Delaware limited partnership, Global Private Equity III-B Limited Partnership, a Delaware limited partnership, Global Private Equity III-C Limited Partnership, a Delaware limited partnership, Advent Global GECC III Limited Partnership, a Delaware limited partnership, Advent Partners Limited Partnership, a Delaware limited partnership, Advent Partners(NA) GPE III Limited Partnership, a Delaware limited partnership and Advent Partners GPE III Limited Partnership, a Delaware limited partnership.

“Affiliate” shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person.  For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

“Ancillary Agreements” shall mean the Indemnity Escrow Agreement and the Non-Competition Agreements.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company IT Systems” shall mean any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in or necessary to the conduct of the business of the Company or the Subsidiaries.

“Consent” shall mean any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person.

“Contract” shall mean, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding (including any understanding with respect to pricing) to which a Person is a party or by which a Person or its assets or properties are bound.

“Dollars” and “$” shall mean the lawful currency of the United States.

“Employee” shall mean any employee of the Company or any person providing services through a third-party employee leasing or similar organization.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, quasi-governmental authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

“Indemnity Escrow” shall mean an amount in cash equal to One Million Dollars ($1,000,000).

“Indemnity Escrow Agent” shall mean Armstrong Teasdale LLP.

“Indemnity Escrow Agreement” shall mean the agreement among the Indemnity Escrow Agent, Purchaser and the Sellers Representative in the form set forth hereto as Exhibit A.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” (including the word “Known” and the phrase “to the Knowledge of” and words or phrases of similar import) as to Sellers or the Company shall mean the knowledge of (i) each Seller only with respect to such Seller, and (ii) those Sellers and the individuals listed on Exhibit B with respect to the Company, in all such cases, after reasonable inquiry.

“KTI Shareholders Agreement” means that certain agreement by and among the Company and certain shareholders of the Company dated as of February 28, 2001.

“Laws” shall mean all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, treaty, statutes, judicial or administrative doctrines, rules or regulations enacted, promulgated, issued or entered by a Governmental Authority.

“Liens” shall mean all title defects or objections, mortgages, liens, claims, charges, pledges or other encumbrances of any nature whatsoever, including licenses, leases, chattel or other mortgages, collateral security arrangements, pledges, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind and other title or interest retention arrangements, reservations or limitations of any nature.

“Losses” shall mean all losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third-party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” shall mean any circumstance, change or effect that, individually or in the aggregate with other circumstances, changes or effects, is or is reasonably likely to materially delay or impede consummation of the transactions contemplated by this Agreement or be materially adverse to the business, operations (including results of operations), assets, liabilities, or financial condition of the Company taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (a) events, circumstances, changes or effects (including, but not limited to, legal and regulatory changes) that generally affect the industries in which the Company operates, and (b) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date hereof.

“Ordinary Course of Business” shall mean the ordinary course of business of the Company and the Subsidiaries consistent with past practice.

“Organizational Documents” shall mean (i) the articles or certificate of incorporation, the bylaws and any stockholders agreement of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the operating or limited liability company agreement and certificate of formation or organization of any limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (vi) any amendment to any of the foregoing.

“Permits” shall mean all permits, licenses, approvals, certifications, registrations, franchises, notices and authorizations issued by any Governmental Authority that are used or held for use in, necessary or otherwise relate to the ownership, operation or other use of any business of the Company.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not material and not yet due and payable and which secure an obligation of the Company, (ii) Liens arising under Contracts with third parties entered into in the Ordinary Course of Business in respect of amounts still owing, which Liens are reflected in the Financial Statements, and (iii) Liens for Taxes that are not due and payable.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority or other entity.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sellers Representative” shall mean David McLemore or any other Person appointed as the Sellers Representative pursuant to the Sellers Representative Agreement.

“Sellers Representative Agreement” shall mean that certain Agreement Among Shareholders dated May 22, 2006 among certain Sellers holding a minority interest in the Company and the Sellers Representative, in the form attached hereto as Exhibit C.

“Subsidiary” shall mean, with respect to any Person, any other corporation, partnership, limited liability company, joint venture or other entity in which such Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member, respectively.  When used without reference to a particular entity, Subsidiary means a Subsidiary of the Company.

“Taxes” shall mean any and all federal, national, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities (including, without limitation, taxes based upon or measured by gross premiums, receipts, income, profits, sales, use or occupation, and value added, ad valorem, alternative or add-on minimum, transfer, gains, franchise, estimated, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes), together with all interest, penalties and additions imposed with respect to such amounts.  For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and any liability for Taxes as a transferee or successor, by contract or otherwise.

“Taxing Authority” shall mean any federal, national, provincial, foreign, state or local government, or any subdivision, agency, commission or authority thereof exercising tax regulatory, enforcement, collection or other authority.

“Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing Authority in connection with any Tax.

“Treasury Regulations” shall mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“U.S.” shall mean the United States of America.

“WARN Act” shall mean Worker Adjustment and Retraining Notification Act, 29 U.S.C., Section 2101, et seq.

 (b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounts Receivable	4.15
Agreement	Preamble
Alternative Proposal	6.7(b)
Applicable Portion	2.2(a)
Benefit Plan	4.19(a)
Cash Payment	2.2(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Contract	4.11(a)
Company Employees	6.10(a)
Company Option	2.2(c)
Company Proprietary Rights	4.22(a)
Environmental Law	4.17(e)
Environmental Permits	4.17(e)
ERISA	4.19(a)
ERISA Affiliate	4.19(d)
Financial Statements	4.9(a)
Hazardous Substance	4.17(e)

Leased Real Property	4.16(b)
Non-Competition Agreements	2.4(b)
Option Holder	3.1(b)
Owned Proprietary Rights	4.22(a)
Pension Plan	4.19(a)
Proceedings	3.6
Proprietary Rights	4.22(a)
Purchase Price	2.2(a)
Purchaser	Preamble
Purchaser Indemnified Parties	9.2
Purchaser Option	2.2(c)
Real Property Leases	4.16(b)
Related Party	4.12
Release	4.17(e)
Sellers	Preamble
Trade Secrets	4.22(a)
Welfare Plan	4.19(a)

ARTICLE II

PURCHASE AND SALE OF THE INTERESTS; CLOSING

Section 2.1    Purchase and Sale of Shares.  At the Closing, upon the terms and subject to the conditions set forth herein, Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and cause any other Person holding Shares at the Closing, to sell, transfer, convey, assign and deliver their Shares to Purchaser, and Purchaser shall purchase and acquire from Sellers, and any other Person holding Shares at the Closing, all of the Shares, free and clear of any Liens.

Section 2.2    Purchase Price.

(a)          The aggregate purchase price for all of the Shares and all Company Options shall be an amount equal to Ten Million Dollars ($10,000,000) (the “Purchase Price”), which shall be allocated among the Sellers in proportion to their respective Share holdings (subject to adjustment pursuant to Section 2(b) below).  The Purchase Price will be payable to Sellers and holders of Company Options in accordance with Schedule 2.2 (with the amount due to each Seller and each holder of Company Options being the respective “Applicable Portion”).

(b)         Stock Options.

(i)         On or prior to the Closing, Sellers and/or Company shall take such actions necessary such that outstanding options to acquire shares of stock of the Company (each, a “Company Option”) granted under the Company’s stock option plans or other equity plans, whether vested or unvested, shall by virtue of the sale of the Shares under this Agreement be either exercised or canceled and, if cancelled, the holder thereof will receive as soon as reasonably practicable following the Closing Date a cash payment (less any required tax withholdings) with respect thereto equal to (1) the product of (a) the excess, if any, of the per share purchase price over the exercise price per share of such Company Option and (b) the number of shares of stock of the Company issuable upon exercise of such Company Option, or (2) such other amount as reasonably determined by the Company for Company Options which are not of any value. As of the Closing, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the cash payment described in this Section 2.2(b).

(ii)        In the event that a holder of a Company Option exercises such Company Option on or prior to the Closing, each of Sellers and the Company shall cause such holder to sell any shares of Company stock acquired pursuant to the exercise of such

Company Option to Purchaser, at a price per share equal to the per Share purchase price (as the same may be adjusted as a result thereof) in cash.

Section 2.3    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110, simultaneously with the execution hereof (the “Closing Date”).  The Closing shall be deemed to have been consummated at 12:01 a.m., EDT, on the Closing Date.

Section 2.4    Deliveries at Closing.  At the Closing:

(c)          Sellers shall deliver the following documents and deliverables to Purchaser:

(i)         stock certificates evidencing all of the Shares, including Shares, if any, held by Persons other than Sellers, outstanding at the Closing, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(ii)        a receipt to Purchaser executed by Sellers and the holders of Company Options for the Purchase Price;

(iii)       satisfactory evidence of the cancellation of all Company Options;

(iv)      an executed counterpart of the Indemnity Escrow Agreement as executed by each Seller; and

(v)       all other documents and instruments required to be delivered by Sellers and the Sellers Representative pursuant to this Agreement or any Ancillary Agreement to which Seller or the Sellers Representative is or is required to be a party, including those set forth in Section 7.2, and any other document or instrument reasonably requested by Purchaser.

(d)         The Company shall deliver the following documents and deliverables to Purchaser:

(i)         All other documents and instruments required to be delivered by the Company pursuant to this Agreement or any Ancillary Agreement to which the Company is or is required to be a party, including those set forth in Section 7.2.

(e)          Purchaser shall deliver the following documents and deliverables to each Seller:

(i)         (A) An amount equal to the Purchase Price, less the Indemnity Escrow, to an escrow account established by the Sellers from which the Applicable Portion shall be distributed to each Seller;

(ii)        an executed counterpart of the Indemnity Escrow Agreement as executed by Purchaser; and

(iii)       all other documents and instruments required to be delivered by Purchaser pursuant to Section 7.3, and any other document or instrument reasonably requested by the Company.

Section 2.5 Indemnity Escrow.  At the Closing, (a) Purchaser, Sellers and the Indemnity Escrow Agent shall enter into the Indemnity Escrow Agreement, and (b) the Indemnity Escrow shall be placed in escrow with the Indemnity Escrow Agent as security for fulfillment by Sellers of their obligations pursuant to Article IX until the later of (x) one (1) year after the Closing Date, or (y) the resolution of any claim for indemnification with respect to which any Purchaser Indemnified Party has provided Sellers notice of a claim for indemnification pursuant to Section 9.3(a) prior to the expiration of such one (1) year period.  Within three (3) Business Days following the later of (x) or (y) above, the Indemnity Escrow Agent shall release to Sellers the remaining Indemnity Escrow in accordance with the terms and conditions of the Indemnity Escrow Agreement.  Purchaser and Sellers shall each be responsible for fifty percent (50%) of the fees and expenses charged by the Indemnity Escrow Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Purchaser, solely with respect to such Seller, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 3.1    Power and Authority. Sellers have all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, if any, to which Sellers will become a party.

Section 3.2    Enforceability.  This Agreement and each Ancillary Agreement to which any Seller is a party have been duly executed and delivered by Sellers and (assuming due authorization, execution and delivery by Purchaser), constitute legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3    No Violation.  Sellers’ execution and delivery of this Agreement and any Ancillary Agreement to which any Seller is a party, the consummation of the transactions contemplated hereby or thereby or compliance by Sellers with any of the provisions hereof or thereof will not (i) result in the creation of any Lien upon the Shares under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or any other instrument or obligation to which any Seller is a party or by which Sellers or the Shares may be bound or affected, or under Law or otherwise, or (ii) violate any Law applicable to Sellers or the Shares.

Section 3.4    No Conflict.  The execution and delivery of this Agreement or any Ancillary Agreement by Sellers and the consummation of the transactions contemplated hereby or thereby, assuming all required filings, consents, approvals, authorizations and notices set forth on Schedule 3.4 have been made, given or obtained, do not and shall not adversely affect the ability of Sellers or the Company to enter into, perform their obligations under, and to consummate the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 3.5    Litigation.  There is no action, proceeding, claim, suit, arbitration, opposition, challenge, proceeding, charge or investigation (collectively, “Proceedings”) pending or, to the Knowledge of Sellers, threatened that relates, directly or indirectly, to this Agreement or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement.

Section 3.6    No Other Agreement.  No Seller has any obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity to sell the Shares, other than the KTI Shareholders Agreement and the Sellers Representative Agreement.

Section 3.7    No Broker.  No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Sellers in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, other than (i) Gavan Sellers Associates, 25 Mount Pleasant Road. London NW10 3EG, UK and Dr. Paul Winson, both of whose fees and expenses will be fully paid by Sellers at or before the Closing, (ii) Synergent Termination Solutions, L.L.C. which shall receive payment of $[*] from Sellers and $[*] from the Company pursuant to the Synergent Termination Agreement between Synergent and the Company dated June 5, 2006 and (iii) John Landefeld who shall waive any and all claims with regard to the [*] months of severance due him from the Company in the event of his termination of employment with the Company.

Section 3.8    Ownership of the Shares.  Each Seller has good and valid title to, and owns of record and beneficially, Shares in the amount set

[*]            Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

forth next to such Seller’s name under the caption “Shares of Company Stock Owned” on Schedule 2.2, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company and Sellers, severally but not jointly, hereby represent and warrant to Purchaser, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 4.1    Organization and Good Standing.  The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or limited liability company authority and power to own, lease operate and otherwise hold its property and assets and to conduct its business as currently being conducted.  The Company is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the property owned by the Company or the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have an adverse effect on the Company in any material respect.

Section 4.2    Authorization and Effect of Agreement.

(a)          The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and its ability to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby on or prior to the Closing, have been duly and validly authorized and approved by all requisite action on the part of the Company, and no other action by the Company is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

(b)         This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Purchaser) this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.3    Capitalization of the Company.

(a)          As of the date hereof, the entire authorized capital stock of the Company consists of 2,000,000 shares of common stock, par value $0.01 per share, of which One Million Five Hundred Eighty Five Thousand and Forty Three

(1,585,043) shares are issued and outstanding.  Such Shares held by Sellers constitute all of the issued and outstanding shares of capital stock of the Company as of the date hereof and have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued and were not issued in violation of any preemptive or other similar right.  Sellers have good and valid title to, own of record and beneficially, the Shares, free and clear of any Liens other than restrictions on transfer which may arise solely under applicable securities Laws.  Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of Purchaser in the stock records of the Company, Purchaser will own all the Shares free and clear of all Liens.  Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable other than restrictions on transfer which may arise solely under applicable securities Laws, or under the KTI Shareholders Agreement and the Sellers Representative Agreement.

(b)         Schedule 4.3(b) sets forth the name, address and number of Company Options held by each Option Holder as of the date hereof, and the date of issuance and strike price of each Company Option.  The Company has not issued any securities in violation of any preemptive or similar rights and, except as set forth on Schedule 4.3(b), there are no options, warrants, calls, rights or other securities convertible into or exchangeable or exercisable for equity securities of the Company, any other commitments, arrangements, rights or agreements providing for the issuance or sale of additional equity interests or the repurchase, redemption or other acquisition of equity interests of the Company, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its equity interests.  No (zero) shares of the issued and outstanding shares of common stock of the Company are held in the treasury of the Company.  There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Company, other than the KTI Shareholders Agreement and the Sellers Representative Agreement.

(c)          The stock register of the Company accurately records (i) the name and address of each Person owning Shares, and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

Section 4.4    No Subsidiaries; Other Interests.

(a)          The Company has no subsidiaries.

(b)         Except as set forth on Schedule 4.4(b), the Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person.

Section 4.5    No Conflict.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any charter provision, bylaw, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers or the Company are subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or the Company is a party or by which he or it is bound or to which any of his or its assets is subject.

Section 4.6    Permits; Compliance with Law.

(a)          The Company holds all Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws.  All Permits have been legally obtained and maintained and are valid and in full force and effect.  No outstanding violations are or have been recorded in respect of any such Permits.  No proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any Permit.  The transactions contemplated by this Agreement or any Ancillary Agreement do not give rise to the requirement of any consent, approval or modification in order for each Permit to continue to be valid and in full force and effect following the Closing.

(b)         To the Knowledge of the Company, the Company is and has been in compliance with and is not in default under any Law applicable to the Company or any of its respective properties, assets or businesses.

Section 4.7    Books and Records.  True and complete copies of the Organizational Documents of the Company and the Subsidiaries, as currently in effect, have heretofore been delivered to Purchaser.  True and complete copies of the minute books and stock record books of the Company have been made available to Puchaser.

Section 4.8    Litigation.  There are no Proceedings pending or, to the Knowledge of the Company, threatened that relate, directly or indirectly, to this Agreement or any Ancillary Agreement to which the Company is a party, or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement.  Except as set forth on Schedule 4.8, there are no Proceedings pending or, to the Knowledge of the Company, threatened that relate to the (a) Company or its respective assets, properties or businesses, or (b) the officers, directors, employees, stockholders or Affiliates of the Company (in their capacity as such).  There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Company or its respective assets, properties or business.

Section 4.9    Financial Statements; Undisclosed Liabilities.

(a)          The Company has furnished Purchaser true and complete copies of (i) the audited consolidated balance sheet and the related audited consolidated statements of income and cash flows of the Company for the fiscal year ended as of December 31, 2005, and the related opinion of LeMaster & Daniels PLLC, the independent accountants of the Company, (ii) the reviewed consolidated balance sheet and the related reviewed consolidated statements of income and cash flows of the Company for the fiscal year ended as of December 31, 2004, and (iii) the unaudited balance sheet and related statements of income for the Company as of and for the 5 month period ended May 31st, 2006 (the “Most Recent Financial Statements”), (collectively, together with the related notes thereto, the “Financial Statements”).

(b)         Except as noted on Schedule 4.9(b), the Financial Statements fairly present in all material respects the financial position and the results of operations of the Company as of the respective dates thereof and for the respective periods then ended.  The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted herein, therein or in the notes thereto.  The Financial Statements have been prepared in accordance with the books and records of the Company consistent with past practice.  The Most Recent Financial Statements are subject to normal year end adjustments and the absence of notes.

(c)          Except (i) as reflected or adequately reserved against in the Financial Statements, (ii) liabilities which have been incurred since December 31, 2005 in the Ordinary Course of Business, and (iii) as set forth on Schedule 4.9(c), there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured that are, or would reasonably be expected to be, material to the Company or materially delay the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, except as set forth on Schedule 4.9(c), the Company has (i) no indebtedness for borrowed money, capital leases or other similar obligations; and (ii) no liability of any nature whatsoever for deferred compensation or other similar amounts.

Section 4.10  Absence of Certain Changes.  Since December 31, 2005, (a) the Company has been operated in the Ordinary Course of Business, (b) to the Knowledge of the Company, there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (c) there have been no actual or threatened cancellations or terminations by any material producer, agent, supplier, customer or contractor of the Company, and (e) there has been no material damage to or loss or theft of any of the material assets of the Company.

Section 4.11  Contracts.

(a)          Schedule 4.11(a) sets forth a complete and accurate list of the following Contracts to which the Company is a party or by which the Company or any of its respective properties or assets is or may be bound (the “Company Contracts”):

(i)         employment Contracts with any current or former officer,  director or Employee providing for compensation of [*] Dollars ($[*]) or more per annum (the name, position or capacity and rate of compensation of each such person and the expiration date of each such Contract being set forth in accordance with this Section 4.11(a));

(ii)        all Contracts (other than employment contracts) with any current or former officer, director, stockholder, member, Employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person;

(iii)       all collective bargaining or other labor or union Contracts;

(iv)      all instruments relating to indebtedness for borrowed money, any note, bond, deed of trust, mortgage, indenture or agreement to borrow money, and any agreement relating to the extension of credit or the granting of a Lien other than Permitted Liens, or any Contract of guarantee in favor of any Person or entity other than the Company;

(v)       all lease, sublease, rental or other Contracts under which the Company is a lessor or lessee of any real property or the guarantee of any such lease, sublease, rental or other Contracts;

(vi)      all lease, sublease, rental, licensing use or similar Contracts with respect to personal property providing for annual rental license or use payments in excess of Ten Thousand Dollars ($10,000) or the guarantee of any such lease, sublease, rental or other Contracts;

(vii)     all Contracts containing any covenant or provision limiting the freedom or ability of the Company to engage in any line of business, engage in business in any geographical area or compete with any other Person;

(viii)    all Contracts for the purchase or sale of materials, supplies or equipment (including computer hardware and software), or the provision of services (including consulting services, data processing and management and project management services), involving total payments in excess of Fifty Thousand Dollars ($50,000) or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty by the Company;

[*]            Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

(ix)       all confidentiality Contracts;

(x)        all partnership or joint venture Contracts;

(xi)       all Contracts, purchase orders or service agreements relating to capital expenditures involving total payments by the Company in excess of Fifty Thousand Dollars ($50,000);

(xii)      all Contracts relating to licenses of trademarks, trade names, service marks or other Company Proprietary Rights;

(xiii)     all Contracts between or among (A) the Company, on the one hand, and (B) any Seller, Affiliate of any Seller, (other than the Company) or any Related Party on the other hand;

(xiv)     all Contracts (A) outside the Ordinary Course of Business for the purchase, acquisition, sale or disposition of any assets or properties, or (B) for the grant to any Person (excluding the Company) of any option or preferential rights to purchase any assets or properties;

(xv)      all Contracts pursuant to which there is either a current or future obligation of the Company to make payments or provide services for a value in excess of Fifty Thousand Dollars ($50,000) in any twelve (12) month period;

(xvi)     all Contracts under which the Company agrees to indemnify any Person;

(xvii)    all non-competition, non-solicitation and any similar Contracts;

(xviii)   all “earn-out” agreements or arrangements or any similar Contracts;

(xix)     all other Contracts material to the business of the Company; and

(xx)      each amendment, supplement and modification in respect of any of the foregoing.

(b)         (i) Each Company Contract is legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, against each other party thereto, and is in full force and effect, and (ii) to the Knowledge of the Company, no party is in material breach or default, and, to the Knowledge of the Company, no event has occurred which would constitute (with or without notice or lapse of time or both) a material breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or material loss of any benefits under any Company Contract.

(c)    [*]

(d)    [*]

Section 4.12  Transactions with Affiliates.  Neither the Company nor any Related Party, either currently or at any time since December 31, 2004 (a) has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company, or (b) has or has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms.  For purposes of this Agreement, the term “Related Party” shall mean as of any time an executive officer, manager or director, five percent (5%) stockholder (including any executive officers, members, managers or directors thereof) or Affiliate of the Company or at such time, any present or former known spouse, sibling or child of any such executive officer, member, manager, director or Affiliate of the Company or any trust or other similar entity for the benefit of any of the foregoing Persons.

Section 4.13  Labor Relations.

(a)          As of the date of this Agreement, there is no labor dispute, controversy, arbitration, grievance, strike, slowdown, lockout or work stoppage against the Company pending or threatened which may interfere with the business activities of the Company.  The Company is not a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council.  There are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements that pertain to any Employees.  None of the Employees is represented by any labor organization with respect to such Employees’ employment or other service with the Company.  No labor union, labor organization, works council or group of Employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  To the Knowledge of the Company, there are no organizational efforts presently being made involving any of the presently

[*]            Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

unorganized Employees.  The Company is not a party to, or otherwise bound by, any order relating to Employees or employment practices.

(b)         The Company is in compliance in all material respects with all applicable Laws and orders applicable to the Company or the Employees or other persons providing services to or on behalf of such entities, as the case may be, relating to the employment of labor, including all such Laws and orders relating to discrimination, civil rights, immigration, safety and health, workers’ compensation, wages, withholding, hours, and employment standards, including the WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA and Family and Medical Leave Act.

(c)          To the Knowledge of the Company, the Company has, in all material respects, properly classified the employment or other service status of all Employees, independent contractors and other persons providing services to or on behalf of the Company for purposes of compliance with (i) all applicable Laws, and (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement.

Section 4.14  Insurance.  Schedule 4.14 sets forth a true and complete list and of all insurance policies currently maintained relating to the Company, including those which pertain to the Company’s assets, directors, officers or employees or operations, and all such insurance policies are in full force and effect and all premiums due thereunder have been paid.  There is no material claim outstanding under any such insurance policies and, to the Knowledge of the Company, there are no existing circumstances likely to give rise to a claim under any such insurance policies.  The Company has not received notice of cancellation of any such insurance policies.  The Company has made available to Purchaser true and complete copies of all insurance policies (including any amendments thereto) listed on Schedule 4.14.

Section 4.15  Accounts Receivable.  All accounts receivable, notes receivable and other indebtedness of the Company (the “Accounts Receivable”) reflected in the Financial Statements or which arose subsequent to December 31, 2005, represent bona fide, arm’s-length transactions for the sale of goods or performance of services actually delivered in the Ordinary Course of Business and, in the case of Accounts Receivable, have been billed, invoiced or written off in the Ordinary Course of Business consistent with past practice.  Except to the extent expressly reserved against or reflected on the Financial Statements (which reserves are consistent with past practice) or paid prior to the Closing, the Accounts Receivable are, or will be as of the Closing Date, collectible in the Ordinary Course of Business.

Section 4.16  Real Property; Leases.

(a)          The Company does not own any real property.

(b)         Schedule 4.16(b) contains a complete and correct list of all leases of real property, occupancy agreements, licenses, concessions or similar agreements (the “Real Property Leases”) under which the Company is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any third Person (the “Leased Real Property”).  The Company has made available to Purchaser true, correct and complete copies of each Real Property Lease.  With respect to each Real Property Lease, (i) there exists no default under such Real Property Lease by the Company nor, to the Knowledge of the Company, is there any event which, with notice or the passage of time or both, could ripen into a default and the Company has received no written notice of any such default, and (ii) to the Knowledge of the Company, there exists no default by any third-party thereunder nor any event which, with notice or the passage of time or both, could ripen into a default.  Each Real Property Lease is a legal, valid and binding obligation of the Company, and, to the Knowledge of the Company, each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.  The consummation of the transactions contemplated by this Agreement or any Ancillary Agreement require no Consents from any Person and will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease.  The Company holds good and valid leasehold estates in the Leased Real Property and such Leased Real Property constitutes all of the Real Property currently used for the conduct of the Company’s business.

(c)          (i) There is no pending or, to the Knowledge of the Company, threatened condemnation (or similar proceedings) of all or any part of the Leased Real Property, and, except as set forth on Schedule 4.16(c), the Company has not assigned or sublet or granted any rights to use and occupy or created any limitations to or on its interests under any Real Property Lease to any Person, (ii) to the Knowledge of the Company, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any applicable Laws that could, individually or in the aggregate, result in a Material Adverse Effect, nor has the Company received any notice of any special assessment proceedings affecting any Leased Real Property, or applied for any change to the zoning or land use status of any Leased Real Property, (iii) to the Knowledge of the Company, there are no defects, structural or otherwise, with respect to any of the Leased Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value or utility of any such parcel of Leased Real Property, and (iv) to the Knowledge of the Company, there are no easements, Liens or other agreements (whether of record or not) affecting title to, or creating any Lien or charge upon, any of the Leased Real Property.

Section 4.17  Environmental.

(a)          The Company holds all Environmental Permits necessary for the ownership and lease of their properties and assets and the lawful conduct of their respective businesses as currently conducted under and pursuant to all applicable Laws.  All such Environmental Permits have been legally obtained and maintained and are valid and in full force and effect.  No outstanding violations are or have been recorded in respect of any such Environmental Permits.  No proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Environmental Permit.  The transactions contemplated by this Agreement or any Ancillary Agreement do not give rise to the requirement of any filing, consent, approval or modification in order for each Environmental Permit to continue to be valid and in full force and effect following the Closing.

(b)         The Company complies and has complied in all respects with and is not in default under any Environmental Law applicable to Company or any of its respective properties or assets except for such noncompliance as would not have a Material Adverse Effect on the financial condition of the Company.

(c)          There are no Proceedings arising under any Environmental Law pending or, to the Knowledge of the Company, threatened that relate to the (i) Company or its respective assets, properties or businesses or (ii) the officers, directors, employees, stockholders or Affiliates of the Company (in their capacity as such).  There are no outstanding judgments, writs, injunctions, orders, decrees or settlements arising under any Environmental Law that apply, in whole or in part, to the Company or their respective assets, properties or business.

(d)         To the Knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance from, and no Hazardous Substances are present at, on or beneath any property currently or formerly owned, leased or operated by the Company or, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any other location, including any location at which any Hazardous Materials manufactured, used or generated by the Company have been stored, treated or disposed.

(e)          (i)           “Hazardous Substances” shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substances in any form (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

(ii)        “Environmental Law” shall mean any Law relating to the environment, natural resources or the safety or health of human beings or other living organisms, including the manufacture, distribution in commerce, use or presence of Hazardous Substances.

(iii)       “Environmental Permits” shall mean all Permits required under Environmental Laws.

(iv)        “Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

Section 4.18  No Broker. No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for the Company in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, other than Gavan Sellers Associates, 25 Mount Pleasant Road. London NW10 3EG, UK, and Dr. Paul Winson, whose fees and expenses in both cases will be fully paid by Sellers at or before the Closing, Synergent Termination Solutions, L.L.C. which will be handled as described in Sections 7.2(o) and (p) and John Landefeld who will be handled as described in Section 7.2(q).

Section 4.19  Employee Benefits.

(a)          Schedule 4.19(a) contains a list of (i) each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and referred to herein as a “Pension Plan”), (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA and referred to herein as a “Welfare Plan”), and (iii) each other material plan, fund, program, arrangement or agreement (including any material employment or consulting agreement) to provide medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits to any current or former Employee, officer, or director of the Company or any Subsidiary (or any other individual providing non-professional services (directly or through a personal services corporation) as an independent contractor, consultant or agent to the Company) that is maintained, or contributed to, or required to be contributed to, by the Company, or by any third-party leasing or similar organization in respect of any Employees (each such plan, any Pension Plan and any Welfare Plan referred to herein as a “Benefit Plan”).

(b)         With respect to each Benefit Plan, the Company has delivered to Purchaser true, complete and correct copies of (i) such Benefit Plan (or, in the case of an unwritten Benefit Plan, a written description thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to such Benefit Plan (if any such report was required), (iii) the most recent summary plan description and all subsequent summaries of material modifications for such Benefit Plan (if a summary plan description was required), (iv) each trust agreement and group annuity contract relating to such Benefit Plan, if any, (v) the most recent determination letter from the IRS with respect to such Benefit Plan, if any, and (vi) the most recent actuarial valuation with respect to such Benefit Plan, if any.  Except as specifically provided in the foregoing documents delivered to Purchaser, there are no amendments to any Benefit Plan that have been adopted or approved by the Company or any Subsidiary that are not reflected in the applicable Benefit Plan and neither the Company nor any Subsidiary has undertaken to or committed to make any such amendments or to establish, adopt or approve any new Benefit Plan.

(c)          Each Benefit Plan has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws.  Each Benefit Plan and any trust established pursuant thereto intended to be qualified and tax exempt under Sections 401(a) and 501(a) have been the subject of a favorable and up-to-date determination letter from the IRS, or a timely application therefor has been filed, to the effect that such Benefit Plan and trust are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no circumstances exist and no events have occurred that could adversely affect the qualification of any Benefit Plan or the related trust.

(d)         With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.  The Company does not sponsor or contribute to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  Neither the Company, any Subsidiary nor any ERISA Affiliate of the Company has maintained, contributed to or been required to contribute to (i) any plan in the past six (6) years that is subject to the provisions of Title IV of ERISA or (ii) any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.  For purposes hereof, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(e)          The Company is not obligated under any Welfare Plan to provide life, health, medical, death or other welfare benefits with respect to any current or former Employee (or their beneficiaries or dependents) of the Company, or its respective predecessors after termination of employment or other service, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, (ii) the Company has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other applicable Law with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) no Welfare Plan that is a group health plan, which is maintained, contributed to or required to be contributed to by the Company or any Subsidiary, is a self-insured plan.

(f)          All contributions or premiums owed by the Company with respect to Benefit Plans under Law, contract or otherwise have been made in full and on a timely basis.  All material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed.  All amounts that the Company is legally or contractually required to deduct from the salaries of their Employees have been duly paid into the appropriate fund or funds.  There are no pending or, to the Knowledge of the Company, threatened, material claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) of any Benefit Plan, the Company, any Employee, or administrator thereof, in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

(g)         Except as set forth on Schedule 4.19(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any manager, officer, Employee, consultant or independent contractor of the Company or any Subsidiary (including the acceleration of the vesting of any outstanding Company Options), (ii) cause or result in the funding of any Benefit Plan, or (iii) cause or result in a limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)         Except as set forth on Schedule 4.19(h), neither the Company nor any Person acting on behalf of the Company has made or entered into any legally binding commitment with any current or former officers, Employees, consultants or independent contractors of the Company to the effect that, following the date hereof, (i) any benefits or compensation provided to such Persons under existing Benefit Plans or under any other plan or arrangement will be enhanced or accelerated (including the acceleration of the vesting of any outstanding Company Options), (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plan will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any Benefit Plan or arrangement provided by the Company or any Subsidiary will be made available to such Persons, or (v) any trusts or other funding mechanisms will be required to be funded.

Section 4.20  Employees.

(a)          Schedule 4.20(a) sets forth (i) the name, title and total compensation (payable by the Company) of each officer and director of the Company and each other Employee and agent, (ii) all bonuses and other incentive compensation received by such Persons since January 1, 2005 and any accrual for such bonuses and incentive compensation, and (iii) all Contracts or commitments by the Company to increase the compensation or to modify the conditions or terms of employment or other service of any of its officers,  Employees, consultants and agents.

(b)         To the Knowledge of the Company, no officer or director of the Company or any Employee, consultant or agent of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such Person and any other Person that will (i) materially affect the performance by such Person of such Person’s duties to the Company, or (ii) materially affect the ability of the Company to conduct its business.

(c)          No executive, key Employee or significant group of Employees has given notice to the Company to terminate employment or service with the Company during the next twelve (12) months.

Section 4.21  Taxes and Tax Returns.

Except as provided on Schedule 4.21:

(a)          All Tax Returns required to be filed by or with respect to the Company or their respective assets and operations have been timely filed.  All such Tax Returns (i) are true, correct and complete in all material respects, and (ii) accurately reflect the liability for Taxes of the Company.

(b)         True, correct and complete copies of all federal, state, local and foreign Tax Returns of or including the Company filed in the previous three (3) years have been made available to Purchaser prior to the date hereof.

(c)          The Company has timely paid, or caused to be paid, all Taxes required to be paid, whether or not shown (or required to be shown) on a Tax Return, and the Company has accrued for the payment in full of all Taxes not yet due and payable on the balance sheet included in the Financial Statements for the Company’s fiscal year ended December 31, 2005.  Since December 31, 2005, the Company has not incurred any liability for Taxes other than Taxes incurred in the Ordinary Course of Business.

(d)         The Company has complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3101 through 3510, and 6041 through 6053 of the Code and related regulations, has complied in all material respects with all provisions of state and local Law relating to the withholding and payment of Taxes, and have, within the time and in the manner prescribed by Law, withheld the applicable amount of Taxes required to be withheld from amounts paid to any Employee, independent contractor or other third-party and paid over to the proper Governmental Authorities all amounts required to be so paid over.

(e)          None of the Tax Returns of or relating to the Company have been examined by the IRS or any state, local or foreign Taxing Authorities and no adjustment relating to any Tax Return of or including the Company or their respective assets or operations has been, to the Company’s Knowledge, proposed or threatened formally or informally by any Taxing Authority.  The Company has not entered into a closing agreement pursuant to Section 7121 of the Code (or an analogous provision of state, local or foreign Law).  There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending, and there is no existing, pending or, to the Company’s Knowledge, threatened claim, proposal or assessment against the Company or relating to their assets or operations asserting any deficiency for Taxes.

(f)          No claim has ever been made by any Taxing Authority with respect to the Company in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Taxes upon any assets of the Company.

(g)         No extension of time with respect to any date by which a Tax Return was or is to be filed by or with respect to the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

(h)         The Company has not granted a power of attorney to any Person with respect to any Taxes.

(i)           The Company is not a party to, nor owns an interest in, a joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.  The Company does not own any membership or other equity interest, or any other interest, in any other Person.

(j)           The Company is not a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

(k)          The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)           The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(m)         At all times during its existence, the Company has been a C corporation for federal income tax purposes and neither the Company nor any of the Subsidiaries has been includible with any other entity in any consolidated, combined, unitary or similar return for any Tax period for which the statute of limitations has not expired.

(n)         The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date if this Agreement, or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o)         The Company has never participated in an international boycott within the meaning of Section 999 of the Code.

(p)         The Company has, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with Section 482 and 6662 (and any related sections) of the Code, the related regulations, and any comparable provisions of state, local or foreign Tax Law or regulation.

Section 4.22  Proprietary Rights.

(a)          Except as set forth on Schedule 4.22, (i) the Company is the sole owner of, free and clear of any Lien (other than Permitted Liens), or has a valid license to (without the payment of any royalty, except with respect to off-the-shelf software licensed on commercially reasonable terms), all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected with and symbolized by the foregoing, patents, registered designs, copyrights, computer software (including all information systems, data files and databases, source and object codes, user interfaces, manuals and other specifications and documentation related thereto and all intellectual property and proprietary rights incorporated therein), web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and all trade secrets, research and development, formulae and know-how (“Trade Secrets”) and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to any of the foregoing (all of the foregoing to be collectively referred to as the “Proprietary Rights”) used or held for use in, or necessary for the conduct of the business of the Company as of the date hereof (such Proprietary Rights owned by or licensed to the Company, collectively, the “Company Proprietary Rights”), (ii) the rights of the Company in the Company Proprietary Rights are enforceable, (iii) the Company has not received any demand, claim, notice or inquiry from any Person in respect of the Company Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, any of the Company Proprietary Rights, (iv) no act has been done or omitted to be done by the Company, or, to the Knowledge of the Company, any licensee thereof, which has had or could have the effect of impairing or dedicating to the public, or entitling any U.S. or foreign governmental authority or any other Person to cancel, forfeit, modify or consider abandoned, any material Company Proprietary Rights owned by the Company (the “Owned Proprietary Rights”), or give any Person any rights with respect thereto (except pursuant to an agreement listed on Schedule 4.22(b)), (v) all necessary registration, maintenance and renewal fees in respect of the Owned Proprietary Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such Owned Proprietary Rights, (vi) to the Knowledge of the Company, the businesses of the Company as currently or in the past operated does not violate or infringe, and has not violated or infringed, any Proprietary Rights of any other Person, (vii) to the Knowledge of the Company, no Person is violating or infringing any of the Company Proprietary Rights, (viii) the Company has obtained from all individuals who participated (as Employees, consultants, employees of consultants or otherwise) in any respect in the invention or authorship of any of the Owned Proprietary Rights effective waivers of any and all ownership rights of such individuals in such Proprietary Rights, or assignments to the Company, of all rights with respect thereto, and (ix) the Company has not divulged, furnished to or made accessible to any Person, any Trade Secrets without prior thereto having obtained an enforceable agreement of confidentiality from such Person.

(b)         Schedule 4.22(b) contains a complete and accurate list of the material Company Proprietary Rights (other than Trade Secrets) and all licenses and other agreements relating thereto.

Section 4.23  Information Technology.

(a)          The material Company IT Systems are in good working condition to effectively perform all information technology operations necessary for the conduct of its business as now conducted.

(b)         Except for scheduled or routine maintenance which would not reasonably be expected to cause any material disruption to, or material interruption in, the conduct of the business, the Company IT Systems are available for use during normal working hours and other times when required to be available.  The Company has taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.

Section 4.24  Guarantees.  The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any Person.

Section 4.25  Bank Accounts.  Schedule 4.25 contains a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

Section 4.26  Foreign Corrupt Practices and International Trade Sanctions. To the Knowledge of Sellers and the Company, neither the Company, nor any of its directors, officers, agents, employees or any other Persons acting on its behalf has, in connection with the operation of the business of the Company, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other similar applicable Laws, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

Section 4.27  Inventory. The inventories shown on Company’s balance sheet for the year ended December 31, 2005 or acquired after December 31, 2005, were acquired and maintained in the Ordinary Course of Business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the Ordinary Course of Business.

Section 4.28  Disclaimer of Other Representations and Warranties. Except as expressly set forth in either Article III or this Article IV, neither Company nor Sellers make any representation or warranty, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 5.1    Organization of Purchaser; Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted.  Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification, except where the failure to be so qualified, licensed or in good standing could not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which it is a party.

Section 5.2    Capitalization. The authorized capital stock of Purchaser consists of 1,000 shares of common stock, $.01 par value per share.  100 shares of such common stock are issued and outstanding.  All of the outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights and were issued in compliance with applicable federal and state securities laws.

Section 5.3    Authorization; Enforceability.

(a)          The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all requisite action on the part of Purchaser, and no other action by Purchaser is necessary to authorize the transactions contemplated hereby or thereby or to consummate such transactions.

(b)         This Agreement and the Ancillary Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser, and, (assuming the due authorization, execution and delivery of this Agreement by Sellers) this Agreement and each such Ancillary Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.4    No Conflict.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby, assuming all required filings, consents, approvals authorizations and notices set forth on Schedule 5.4 (collectively, the “Purchaser Approvals”) have been made, given or obtained, does not and shall not:

(a)          violate or conflict with any Organizational Document of Purchaser;

(b)         violate or conflict with, in any material respect, any Law applicable to Buyer or any of its assets, properties or businesses or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; or

(c)          (i) conflict with, result in any breach of, constitute a default (or event which after notice or lapse of time or both, would become a default) under, or require any consent under any Contract, to which Purchaser is a party or by which Purchaser may be bound, (ii) result in the termination of any such Contract, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser, or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of the properties or assets of Buyer;

except in the case of clause (c) above, as would not reasonably be expected to have a material adverse effect on Purchaser or the ability of Purchaser to enter into and perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 5.5    No Broker.  No agent, broker, investment banker, financial advisor or other firm or Person (a) has acted directly or indirectly for Purchaser in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, or (b) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

Section 5.6    Financial Ability.  Purchaser has, or will have, sufficient funds available to consummate the transactions contemplated hereby, including the payments contemplated by Article II.

Section 5.7    Investment Representation.  Purchaser is acquiring the Shares for investment purposes only, and not with a view to, or for offer or sale in connection with, any resale or distribution thereof or any transaction which would be in violation of all applicable Laws, including U.S. federal securities laws.

Section 5.8    Accredited Investor.  Purchaser (a) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act and (b) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

ARTICLE VI

COVENANTS

Section 6.1    Further Assurances.  From time to time after the Closing, without additional consideration, each party will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the each other party to make effective the transactions contemplated by this Agreement and to provide each other party with the intended benefits of this Agreement.  Without limiting the foregoing, upon reasonable request of Purchaser, each of Sellers and the Company shall, or shall cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Purchaser all right, title and interest in, to and under the Shares.

Section 6.2    Tax Matters.

(a)          All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Sellers.  Each party shall cooperate to the extent necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(b)         All contracts, agreements or arrangements under which the Company or any Subsidiary may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company or Subsidiary, as applicable, as of the Closing Date, and the Company or Subsidiary, as applicable, shall thereafter be released from any liability thereunder.

(c)          The Company, Purchaser and Sellers shall, and shall each cause their Affiliates to, provide to the other cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes.

(d)         Immediately prior to the Closing, the Company shall deliver to Purchaser a certification that stock in the Company is not a U.S. real property interest because the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i).  The Company shall timely deliver to the IRS the notification required under Treasury Regulation Section 1.897-2(h)(2).

Section 6.3    Employee Benefits Matters.

(a)          Purchaser currently intends to maintain the Company at its present location. Purchaser will provide administrative and general management from Purchaser’s headquarters in Madison, Wisconsin. Employees of the Company will receive substantially the same employee benefits and human resource management as are provided to other employees of Purchaser in the United States.  The preceding sentence shall not preclude Purchaser or its Subsidiaries at any time following the Closing from terminating the employment of any Company employee.

(b)         No provision of this Agreement shall create any third-party beneficiary rights in any Company employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company employee by Purchaser or under any benefit plan which Purchaser may maintain.

Section 6.4    Release. In consideration for payment of the Purchase Price, as of and following the Closing Date, each Seller (on its own behalf and on behalf of each of its Affiliates) knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Purchaser and its Subsidiaries and their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, managers, employees, agents, attorneys and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that any Seller or its Affiliates, as applicable, has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date, with respect to, arising out of, or in connection with the Company or its Subsidiaries; provided, however, that such release shall not cover (a) any claims arising under this Agreement, including the schedules and exhibits attached hereto, or the agreements or documents executed and/or delivered in connection herewith, but excluding claims of a breach of fiduciary duties by any Sellers or the Company in connection with the transactions contemplated by this Agreement, or (b) any claims against the Company or a Subsidiary in its capacity as a current or former director, officer or employee of the Company or a Subsidiary for indemnification under the Organizational Documents of the Company or such Subsidiary, as such documents are in effect immediately prior to the Closing Date.

Section 6.5    Appraisal Rights.  Sellers hereby severally but not jointly irrevocably waive any and all dissenter, appraisal and other similar or related rights or remedies of any nature whatsoever arising out of or in connection with the transactions described herein.

Section 6.6    Immigration.  In accordance with U.S. Department of Labor regulations, and current policy and procedures of the U.S. Citizenship and Immigration Service (“USCIS”), Purchaser hereby assumes any and all rights, obligations, liabilities and undertakings, past, present and future, of the Company arising from and under attestations made in each and every certified and still effective Labor Condition Application filed by the Company and approved by the Department of Labor (“DOL”), including, but not limited to, [*].  Purchaser further assumes any and all other immigration-related rights, obligations, liabilities and undertakings of the Company arising from or under attestations made in each and every

[*]            Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

petition or application submitted to, pending with, or approved by the DOL, the USCIS, or any other government agency that is involved when sponsoring a foreign employee for a nonimmigrant or immigrant visa. Unless expressly stated herein, the assumption of obligations and liabilities as such pertain to Company’s foreign employees are limited to those obligations and liabilities set forth in this Section 6.11.

ARTICLE VII

Section 7.1    Conditions to Each Party’s Obligations.  The respective obligation of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by Purchaser or Sellers:

(a)          All necessary Consents of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been obtained; and

(b)         There shall not be in effect any Law of any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

ARTICLE VIII

Deliberately omitted.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1    Survival of Indemnification Rights.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of Sellers in Article III and of the Company and Sellers in Article IV shall survive the Closing (unless Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and remain in full force and effect until the later of one (1) year after the Closing date and the resolution of any claim for indemnification with respect to which any Purchaser Indemnified Party has provided Sellers notice of a claim for indemnification pursuant to Section 9.3(a) prior to the expiration of such one (1) year period; provided, however, the following representations and warranties shall survive and remain in full force and effect for the period indicated:

(a)          Section 3.8 (Ownership of the Shares), Section 4.3 (Capitalization of the Company), and Section 4.4 (Capitalization of the Subsidiaries; Other Interests), indefinitely; and

(b)         Section 4.21 (Taxes and Tax Returns), until sixty (60) calendar days after expiration of the applicable statute of limitations (including any extension thereof);

and with respect to clause (c), if a claims notice has been provided by such date, shall remain in full force and effect until final resolution thereof.

The covenants and agreements of Sellers and the Company contained in this Agreement shall survive and remain in full force and effect for the applicable period specified therein, or if no such period is specified, indefinitely.  The provisions of this Article IX shall survive for so long as any other Section of this Agreement shall survive.

Section 9.2    Indemnification Obligations.  Sellers will severally but not jointly indemnify, defend and hold harmless Purchaser and any parent, Subsidiary, associate, Affiliate, director, officer, stockholder, employee or agent thereof, and their respective representatives, successors and permitted assigns (all of the foregoing are collectively referred to as the “Purchaser Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may actually incur, suffer, sustain or become subject to or accrue, as a result of, in connection with, or relating to or by virtue of:

(a)          any breach of, any representation or warranty made by the Company or Sellers under this Agreement or any Ancillary Agreement;

(b)         any breach or non-fulfillment of any covenant or agreement on the part of Sellers or the Company in respect of pre-Closing covenants, under this Agreement or any Ancillary Agreement; or

(c)          any fees, expenses or other payments incurred or owed by Sellers or the Company to any agent, broker, investment banker or other firm or Person retained or employed by Sellers or the Company in connection with the transactions contemplated by this Agreement.

Section 9.3             Indemnification Procedure.

(a)          If any Purchaser Indemnified Party intends to seek indemnification pursuant to this Article IX, such Purchaser Indemnified Party shall promptly notify Sellers by providing written notice of such claim to the Sellers Representative in writing.  The Purchaser Indemnified Party will provide the Sellers Representative with prompt notice of any third-party claim in respect of which indemnification is sought.  The failure to provide either such notice will not affect any rights hereunder except to the extent Sellers are materially prejudiced thereby.  For avoidance of doubt, it is understood and acknowledged by the parties that Sellers shall not be liable for indemnification of the Purchaser Indemnified Parties with respect to any claim for a breach or representation and warranty for which notice of such claim is received after the expiration of survival periods set forth in Section 9.1 above.

(b)         If such claim involves a claim by a third-party against the Purchaser Indemnified Parties, the Sellers Representative may, upon notice to the Purchaser Indemnified Parties, assume, through counsel of the Sellers Representative’s choosing and at Sellers’ expense, the settlement or defense thereof, and the Purchaser Indemnified Parties shall reasonably cooperate with the Sellers Representative in connection therewith; provided that the Purchaser Indemnified Parties may participate in such settlement or defense through counsel chosen by them; provided, further, that if the Purchaser Indemnified Parties reasonably determine that representation by the counsel of the Sellers Representative and the Purchaser Indemnified Parties may present such counsel with a conflict of interests, then the Sellers shall pay the reasonable and actual fees and expenses of the Purchaser Indemnified Parties’ counsel.  Notwithstanding anything in this Section 9.3 to the contrary, the Sellers Representative may not, without the prior written consent of the Purchaser Indemnified Parties, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld.  So long as the Sellers Representative is contesting any such claim in good faith, the Purchaser Indemnified Parties shall not pay or settle any such claim without the Sellers Representative consent, such consent not to be unreasonably withheld.  If the Sellers Representative is not contesting such claim in good faith, then the Purchaser Indemnified Parties may conduct and control, through counsel of their own choosing and at the expense of the Sellers Representative, the settlement or defense thereof, and Sellers and the Sellers Representative shall cooperate with it in connection therewith.  The failure of the Purchaser Indemnified Parties to participate in, conduct or control such defense shall not relieve Sellers or the Sellers Representative of any obligation they may have hereunder.

(c)          Notwithstanding anything to the contrary in this Section 9.3, to the extent a claim for which indemnification is sought by Purchaser Indemnified Parties relates to Taxes for a taxable period beginning on or before and ending after the Closing Date, the Sellers Representative and Purchaser shall jointly control any proceeding in respect of such claim and neither party shall settle or compromise any action or consent to the entry of any judgment with respect thereto without the prior written consent of the other party, such consent not to be unreasonably withheld.

Section 9.4    Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article IX shall be (a) increased to the extent necessary such that after payment of any net Tax cost by the Purchaser Indemnified Parties with respect to the receipt or accrual of indemnity payments hereunder, as increased pursuant to this clause (a), the amount remaining shall be the amount of the indemnity payment prior to any increase pursuant to this clause (a) and (b) reduced by the amount of the net Tax benefit actually realized by the Purchaser Indemnified Parties by reason of such Loss.

Section 9.5    Indemnification Amounts. Notwithstanding any provision to the contrary contained in this Agreement, Sellers shall not be obligated to indemnify the Purchaser Indemnified Parties for any Losses pursuant to this Article IX unless and until the Purchaser Indemnified Parties have suffered Losses in excess of [*] Dollars ($[*]), after which the Sellers shall be obligated only to indemnify the Purchaser Indemnified Parties from and against further Losses; provided that in no event shall the aggregate indemnification obligations of Sellers pursuant to Section 9.2 exceed the Indemnity Escrow; provided, further, that notwithstanding the foregoing, the Purchaser Indemnified Parties’ right to seek indemnification hereunder for any Losses (1) arising out of (a) criminal activity or fraud of Sellers or the Company; (b) for a breach of Section 3.8, or (c) a breach by the Advent Sellers of Section 3.1, Section 3.3 or Section 3.4 shall not be subject to, or limited by, the limits contained in this Section 9.5, and (2) [*].

Section 9.6    Exclusive Remedy. The indemnification provisions of this Article IX shall be the sole and exclusive remedies of Purchaser against Sellers and the Company for any breach by Sellers or the Company of the representations and warranties in this Agreement, for any failure by Sellers, the Sellers Representative or the Company to perform and comply with any covenants and agreements in this Agreement that are required to be complied with or performed prior to the Closing and for any failure by Sellers, the Sellers Representative or the Company to perform and comply with any covenants and agreements in this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall retain the right to receive damages or other relief (including equitable relief) against the Company or Sellers as a result of any criminal activity or fraudulent action by the Company or Sellers without regard to any restriction or limitation contained herein.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1  Notices.  All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a

[*]            Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)          If to Purchaser, to:

Bruker AXS Inc.
5465 E. Cheryl Parkway
Madison, Wisconsin 53711
Facsimile:
Attention: Lisa Rogers

with a copy to:

Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
Facsimile: 866-382-6139
Attention: Richard M. Stein

(b)         If to Sellers to:

David R. McLemore
Sellers Representative
1708 Southeast Harbor Lane
Wilmington, North Carolina 28409

with a copy to:

Advent International plc
123 Buckingham Palace Road
London, SW1W 9SL
Attention: Thomas A. Allen

with a copy to:

Armstrong Teasdale LLP
One Metropolitan Square, Ste. 2600
St. Louis, Missouri 63102
Attention: David B. Jennings

(c)          If to the Company to:

KeyMaster Technologies, Inc.
415 N. Quay
Kennewick, Washington 9936
Attention: John Landefeld, CEO

with a copy to:

Armstrong Teasdale LLP
One Metropolitan Square, Ste. 2600
St. Louis, Missouri 63102
Attention: David B. Jennings

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 10.2  Expenses.  Except as otherwise expressly provided herein, each party will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

Section 10.3  Successors and Assigns. No party may assign any of its rights under this Agreement without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Notwithstanding anything to the contrary in this Section 10.3, upon written notice to Sellers, Purchaser shall be permitted to assign this Agreement and the rights and obligations under it to a wholly-owned direct or indirect Subsidiary of Purchaser; provided that in the event of any such assignment, Purchaser shall remain liable in full for the performance of its obligations hereunder.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 10.4  Extension; Waiver.  A party may, by written notice to the other parties (a) extend the time for performance of any of the obligations of another party under this Agreement, (b) waive any inaccuracies in the representations or warranties of another party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of another party contained in this Agreement, or (d) waive or modify performance of any of the obligations of another party under this Agreement; provided that no party may, without the prior written consent of the other parties, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder.  Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

Section 10.5  Entire Agreement; Schedules.  This Agreement, which includes the schedules and exhibits hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Agreement and constitutes the entire agreement by and among the parties.

Section 10.6  Amendments, Supplements, Etc.  This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by the Company, Purchaser and the Sellers Representative to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties.

Section 10.7  Applicable Law. This Agreement shall be governed by and construed under the Laws of the State of Delaware (without regard to the conflict of law principles thereof).  Any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the District of Delaware or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the state courts of Delaware.  Each of the parties (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum, and (c) shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Delaware state or federal court sitting in Delaware.

Section 10.8  Waiver of Jury Trial.  Each of the parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereby (a) certifies that no representative, agent or attorney of another party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.8.

Section 10.9  Actions by Sellers. Where any provision of this Agreement indicates that the Company will take any specified action (or refrain from taking any specified action) or requires the Company to take any specified action (or to refrain from taking any specified action), then, regardless of whether this Agreement specifically provides that Sellers will do so, Sellers shall cause the Company to take such action (or to refrain from taking such action, as applicable).  Sellers will be responsible for the failure of the Company to take any such action (or to refrain from taking any such action, as applicable).

Section 10.10   Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

Section 10.11   Attorney-in-Fact.  Any of the undersigned Sellers may execute and act under this Agreement through an agent or attorney-in-fact, provided satisfactory written evidence of authority is first furnished to any party relying on such authority.

Section 10.12   Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.13   Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Sellers on the one hand and Purchaser on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.14   Publicity.  Except as otherwise required by applicable Law or the rules and regulations of any national securities exchange, no party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement or the Ancillary Agreements without prior consultation with and consent of the Company, Purchaser and the Sellers Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.15   Specific Performance.  If any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.16   Construction.

(a)          Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)         All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  References to a Person are also to its permitted successors and assigns.

(c)          Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.

(d)         All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections, paragraphs, schedules and exhibits to this Agreement unless otherwise specified.

(e)          The parties acknowledge that each party, or its designated representative, and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BRUKER AXS INC

By:	/s/ Klein Wilkins

Title:	Senior Vice President of Operations

KEYMASTER TECHNOLOGIES, INC.

By:	/s/ David R. McLemore

Title:	Chairman of the Board

[Continued on following pages]

Jules Kortenhorst	John Landefeld
Alessandra Mei Kortenhorst	Claude Agnes Tobaly
Jules Kiril Kortenhorst	Bobby Jay Tolan
Winston Powell Kortenhorst	Joseph Nicolosi
Rainier George Kortenhorst	Alan Devenish
Bjorn Bergsten	Bruce Kaiser
James Abramson	Lloyd Starks
J. Bart Heenan

By:

/s/ David R. McLemore
David R. McLemore,
Attorney-in-Fact and representative for each above named individual Seller

/s/ David R. McLemore
David R. McLemore, as Seller

[continued on following page]

Advent Euro-Italian Direct Investment Program Limited Partnership
Advent PGGM Global Limited Partnership
Global Private Equity III Limited Partnership
Global Private Equity III-A Limited Partnership
Global Private Equity III-B Limited Partnership
Global Private Equity III-C Limited Partnership

By:	Advent International Limited Partnership, General Partner

	By:	Advent International Corporation, General Partner

	By:	/s/ Michael J. Ristaino, Senior Vice President / Vice President

Advent Global GECC III Limited Partnership

By:	Advent Global Management L.P., General Partner

	By:	Advent International Limited Partnership, General Partner

		By:	Advent International Corporation, General Partner

		By:	/s/ Michael J. Ristaino, Senior Vice President / Vice President

Advent Partners Limited Partnership
Advent Partners(NA) GPE III Limited Partnership
Advent Partners GPE III Limited Partnership

By:	Advent International Corporation, General Partner

By:	/s/ Michael J. Ristaino, Senior Vice President / Vice President